EXHIBIT 2



                TRANSACTION CONSULTING AGREEMENT


          THIS TRANSACTION CONSULTING AGREEMENT (this "Agreement") is made and entered into as of April 29, 1997 by and between THE YUCAIPA COMPANIES LLC, a Delaware limited liability company, ("Yucaipa"), and SMITH'S FOOD & DRUG CENTERS, INC., a Delaware corporation (the "Company").

                            RECITALS

          A. The Company is in the business of operating supermarkets in Arizona, Idaho, Nevada, New Mexico, Texas, Utah and Wyoming;

          B. Yucaipa is a private investing group specializing in the acquisition and management of supermarket chains;

          C. The Company and an affiliate of Yucaipa were parties to a Management Services Agreement (the "MSA") pursuant to which such affiliate provided certain general business and financial advice and management services to the Company in connection with the operation of its business;

          D. The affiliate of Yucaipa which was originally party to the MSA has assigned all of its rights and obligations thereunder to Yucaipa, as provided in Section 11.2 of the MSA;

          E. Pursuant to Section 4 of the MSA, the Company's board of Directors may request Yucaipa to provide consulting services in connection with any proposed acquisition transaction and Yucaipa shall be entitled to such additional compensation for such services as it and the Company may agree;

          F. The Company wishes to obtain the consulting services of Yucaipa in connection with a proposed transaction on the terms set forth herein.


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                            AGREEMENT

          NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

SECTION 1.     CONSULTING SERVICES.

          The Company hereby retains Yucaipa to provide the Company with management consultation and advice in connection with a possible merger transaction involving Fred Meyer Inc. ("FMI") (the "Proposed Transaction") or any alternative transaction between the Company and another person which would result in a "change in control" of the Company as defined in the MSA (an "Alternative Transaction" and, together with the Proposed Transaction, each a "Transaction"). Yucaipa's services pursuant to this Agreement shall include
(i) assisting the Company in conducting its review of the business and prospects of FMI or any person proposing an Alternative Transaction, including an analysis of the possible operating synergies which could be achieved and a review of financial projections; (ii) coordinating FMI's or such other person's due diligence activities with respect to the Company; (iii) consulting with the Company concerning the terms of any proposed Transaction and the preparation of required documentation; (iv) assisting the Company in communications with its banks and bondholders, including coordination of any refinancings which are undertaken; (v) advising the Company with respect to any new financings to be undertaken in connection with the consummation of any Transaction; (vi) consulting with the Company regarding governmental relations relating to any proposed Transaction; and (vii) such other related services as Yucaipa customarily provides for similar transactions.

SECTION 2.     TERMINATION OF MANAGEMENT SERVICES AGREEMENT.

          Upon the consummation of any Transaction Yucaipa hereby agrees and elects to terminate the MSA, as provided in Section 6.3 thereof.

SECTION 3.     CONSULTING AND TERMINATION FEE.

          On such date (the "Effective Date") as any Transaction is consummated, the Company shall pay to Yucaipa a fee of $15,000,000 in consideration of the services to be rendered by Yucaipa pursuant to Section 1 above and in consideration for the cancellation of the MSA and the Company's obligations thereunder as provided in Section 2 above. In addition, the Company agrees that Yucaipa shall be entitled to retain the entire "Prepayment Amount" as defined in Section 2(b) of the MSA.

SECTION 4.     REIMBURSEMENT OF EXPENSES.

          The Company shall reimburse Yucaipa for all of its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under this Agreement. Yucaipa shall bill the Company for the amount of all such costs and expenses monthly or, if it so elects, upon consummation of the Transaction, and shall provide the Company with a reasonable itemization of such costs and expenses.

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SECTION 5.     TERM OF AGREEMENT.

          The term of this Agreement shall commence on the date hereof and continue for a period of one (1) year ending on the first anniversary of such date (the "Term").

SECTION 6.     TERMINATION.

          The Company may elect to terminate this Agreement at any time following a determination of the Board of Directors of the Company to effect such a termination by giving Yucaipa at least ten (10) days' written notice of such termination. Yucaipa may elect to terminate this Agreement in the event that the Board of Directors of the Company requests it to provide the consulting services set forth in Section 1 above with respect to any Alternative Transaction by giving the Company at least ten (10) days' written notice of such termination.

SECTION 7.     EFFECT OF TERMINATION.

          Upon any termination of this Agreement by the Company or Yucaipa pursuant to Section 6 above, the obligations of the parties hereunder shall terminate, except (i) the Company shall continue to be obligated to Yucaipa for all amounts so which it is entitled pursuant to Section 3 above with respect to any Transaction which is either (a) consummated during the Term (irrespective of any such termination) or (b) consummated subsequent to the Term pursuant to any definitive agreement executed during the Term, and for any unreimbursed expenses incurred prior to any such termination, (ii) the Company's obligations under Section 9 hereof shall survive any such termination; and (iii) the provisions of Sections 8 and 10 shall also survive any such termination.


SECTION 8.     CONFIDENTIALITY.

          The parties hereto agree to be bound by the confidentiality provisions of Section 3.9 of that certain Standstill Agreement, dated as of January 29, 1996 by and among the Company, an affiliate of Yucaipa and the other parties thereto during the entire term of this Agreement, regardless of whether the Standstill Agreement is earlier terminated.

SECTION 9.     INDEMNIFICATION.

          (a) The Company (the "Indemnifying Party") agrees to indemnify and hold harmless Yucaipa and each of its affiliates, members, partners, officers, agents and the employees of each of them (each an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against all losses, claims, damages or liabilities resulting from any claim, lawsuit or other proceeding by any person to which any Indemnified Party may become subject which is related to or arises out of the performance of the services to be provided hereunder (or under the Recapitalization Agreement), and will reimburse any Indemnified Party for all reasonable out-of-pocket expenses (including reasonable counsel fees and disbursements) incurred by such Indemnified Party in connection with investigating or defending any such claim. Each Indemnifying Party further agrees that the indemnification and reimbursement commitments herein shall apply whether or not such Indemnified Party is a formal party to any such lawsuit, claim or other proceedings. The foregoing provision is expressly intended to cover reimbursement of reasonable legal and other expenses incurred in a deposition or other discovery proceeding.


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          Notwithstanding the foregoing, the Indemnifying Party shall not be liable to any Indemnified Party (a) in respect of any loss, claim, damage, liability or expense to an Indemnified Party to the extent the same is determined, in a final judgment by a court having jurisdiction, to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any intentional, material breach by such Indemnified Party of its obligations under this Agreement or (b) for any settlement effected by such Indemnified Party without the written consent of such Indemnifying Party, which consent shall not be unreasonably withheld.

          In the event of the assertion against any Indemnified Party of any such claim or the commencement of any such action or proceeding, each Indemnifying Party shall be entitled to participate in such action or proceeding and in the investigation of such claim and, after written notice from such Indemnifying Party to such Indemnified Party, to assume the investigation or defense of such claim, action or proceeding with counsel of the Indemnifying Party's choice at the Indemnifying Party's expense; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. Notwithstanding anything to the contrary contained herein, the Indemnifying Party may retain one firm of counsel to represent all Indemnified Parties in such claim, action or proceeding; provided that the Indemnified Party shall have the right to employ a single firm of separate counsel (and any necessary local counsel) and to participate in the defense or investigation of such claim, action or proceeding, and the Indemnifying Party shall bear the expense of such separate counsel (and local counsel, if applicable), if (i) in the written opinion of counsel to the Indemnified Party use of counsel of the Indemnifying Party's choice could reasonably be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding or
(iii) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense.

               (b) If for any reason (other than the gross negligence or willful misconduct of an Indemnified Party referred to above) the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraph
(a), then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party and its affiliates, on the one hand, and the Indemnified Party, as the case may be, on the other hand, as well as any other relevant equitable considerations.








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SECTION 10.    NOTICES.

          All notices, demands, requests, consents or approvals required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served and mailed, registered or certified, return receipt requested, postage prepaid (or by a substantially similar method), or delivered by a reputable overnight courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or such other address as such party shall have specified most recently by written notice. Notice shall be deemed given or delivered on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given or delivered on the third business day following the date mailed or on the next business day following the delivery of such notice to a reputable overnight courier service.

     If to Yucaipa:           The Yucaipa Companies LLC
                              10000 Santa Monica Boulevard
                              Fifth Floor
                              Los Angeles, California  90067
                              Attention:  Mr. Ronald W. Burkle

     If to the Company:       Smith's Food & Drug Centers, Inc.
                              1550 South Redwood Road
                              Salt Lake City, Utah 84104
                              Attention:  Chairman of the Board

          with a copy to the General Counsel of the Company at the same address.

SECTION 11.    MISCELLANEOUS.

          11.1 Entire Agreement; Amendments. This Agreement contains all of the terms and conditions agreed upon by the parties hereto in connection with the subject matter hereof. This Agreement may not be amended, modified or changed except by written instrument signed by all of the parties hereto.

          11.2 Assignment; Successors. This Agreement shall not be assigned and is not assignable by any party without the prior written consent of each of the other parties hereto; provided, however, that Yucaipa may assign, without the prior consent of the Company, its rights and obligations under this Agreement to any partnership or limited liability company controlled by Ronald W. Burkle, and provided further, that Yucaipa may assign the right to receive any payment hereunder (but not its duties and obligations hereunder) to any other person or entity. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

          11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal domestic laws of the State of New York, without regard to the choice of law provisions thereof.

          11.4 Attorneys' Fees. If any legal action is brought concerning any matter relating to this Agreement, or by reason of any breach of any covenant, condition or agreement referred to herein, the prevailing party shall be entitled to have and recover from the other party to the action all costs and expenses of suit, including attorneys' fees.


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          11.5 Relationship.  Nothing in this Agreement shall constitute or be construed to be a partnership or joint venture between the Company and Yucaipa. To the extent appropriate to the duties and obligations hereunder, Yucaipa shall be an independent contractor and none of its employees shall be deemed employees of the Company by reason of this Agreement or the performance of its duties hereunder. This Agreement is for the benefit of the Company and Yucaipa and shall not create third party beneficiary rights.

          11.6 Construction and Interpretation. This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party. The natural persons executing this Agreement on behalf of each party have the full right, power and authority to do and affirm the foregoing warranty on behalf of each party and on their own behalf. The captions on sections are provided for purposes of convenience and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof. References to a party or parties shall refer to the Company or Yucaipa, or both, as the context may require. All pronouns and singular or plural references as used herein shall be deemed to have interchangeably (where the sense of the sentence requires) a masculine, feminine or neuter, and/or singular or plural meaning, as the case may be.

          11.7 Severability. If any term, provision or condition of this Agreement is determined by a court or other judicial or administrative tribunal to be illegal, void or otherwise ineffective or not in accordance with public policy, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be construed in such manner so as to preserve the validity hereof and the substance of the transactions herein contemplated to the extent possible.

          11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.









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
          IN WITNESS WHEREOF, the parties hereto have caused this Transaction Consulting Agreement to be duly executed as of the date first above written.


                                   THE YUCAIPA COMPANIES LLC



                                   By: /s/ Ronald W. Burkle
                                   Name:
                                   Title:    Managing Member


                                   SMITH'S FOOD & DRUG CENTERS, INC.



                                   By: /s/ Jeffrey P. Smith
                                   Name:
                                   Title:




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